Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES FOURTH
QUARTER AND 2006 EARNINGS

OAKLAND, MARYLAND—February 22, 2007: First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces net income for the quarter ended December 31, 2006 of $3.5 million ($.56 earnings per share) compared to $4.2 million ($.69 earnings per share) for the fourth quarter of 2005. The Corporation’s 2006 net income was $12.6 million, an increase of 4.1% from 2005 net income of $12.1 million. Earnings per share for 2006 were $2.05 compared to $1.99 at the end of 2005.

For the year ended December 31, 2006, the Corporation’s return on average assets and average shareholders’ equity were .96% and 13.05%, respectively, compared to .95% and 13.61%, respectively, for the same period in 2005.

Total assets were $1.35 billion at December 31, 2006, a 3.8% increase from $1.3 billion at December 31, 2005. During this time period, gross loans increased $2.8 million, our investment portfolio increased approximately $33 million and the value of our bank owned life insurance increased $3.7 million. These increases were offset by decreases in cash and interest bearing deposits in banks of $3.8 million and accrued interest receivable and other assets of $2.2 million. Total liabilities increased by approximately $30 million during 2006, reflecting increases in total deposits of $15.5 million and long-term borrowings of $38 million and a decrease in short-term borrowings of $22.6 million. The increase in long-term borrowings reflects management’s decision to extend the maturities of its borrowed funds and reduce its use of short-term borrowings.

Loans were $963.7 million at December 31, 2006 compared to $960.9 million at December 31, 2005, an increase of $2.8 million (.3%). The growth was focused in our residential mortgage ($22 million) and commercial ($4 million) loan portfolios, offset by a decline in the installment ($12 million) and residential-construction ($11 million) loan portfolios. The decrease in installment loans reflects management’s continued shift towards more commercial loans and less emphasis on the highly competitive consumer loan market. At December 31 2006, approximately 82% of the commercial loan portfolio was collateralized by real estate.

Deposits were $971.4 million at December 31, 2006, compared to $955.9 million at December 31, 2005, an increase of $15.5 million. The increase in deposits resulted primarily form the Bank’s utilization of brokered certificates of deposit to fund the purchase of corporate bonds combined with the successful promotion of a 9-month certificate of deposit offered during most of 2006.

Comparing December 31, 2006 to December 31, 2005, shareholders’ equity increased 7.39%, from $92.0 million to $98.8 million, resulting in an increase in book value per share from $15.04 at December 31, 2005 to $16.09 at December 31, 2006. At December 31, 2006, there were 6,141,344 issued and outstanding shares of the Corporation’s common stock.

Net- Interest Income

Net interest income decreased $.1 million in the fourth quarter of 2006 when compared to the fourth quarter of 2005. The decrease resulted from a $2.6 million increase in interest expense offset by a $2.5 million increase in interest income. Net interest income increased $.5 million for 2006 when compared to 2005, due to a $10.5 million (15.1%) increase in interest income offset by a $9.9 million (33.7%) increase in interest expense. The increase in interest income resulted from an increase in average interest-earning assets of $28.1 million (2.4%) during 2006 when compared to 2005. This is attributable to the growth that we experienced in both our loan portfolio and our investment portfolio throughout 2006. Emphasis on adjustable rate loan products and the rising interest rate environment contributed to the increase in the average rate earned on our average earning assets of 80 basis points, from 5.98% for 2005 to 6.78% for 2006 (on a fully tax equivalent basis). Interest expense increased during 2006 when compared to 2005 due to the higher interest rate environment, and an overall increase in average interest-bearing liabilities of $32.3 million. Average deposits have increased in 2006 by approximately $32.2 million due to growth in brokered certificates of deposit and successful retail promotion of consumer deposit products. The combined effect of the increasing rate environment and the volume increases in our average interest-bearing liabilities, resulted in an 83 basis point increase in the average rate paid on our average interest-bearing liabilities from 2.76% for 2005 to 3.59% for 2006. The net result of the aforementioned factors was a 3 basis point increase in the net interest margin during 2006 to 3.52% from 3.49% for 2005.

Asset Quality

Our asset quality remains sound. The ratio of non-performing and 90 days past-due loans to total loans at December 31, 2006 was .50%, compared to .35% at December 31, 2005. The ratio of non-performing and 90 days past-due loans to total assets at December 31, 2006 was .35%, compared to .26% at December 31, 2005.

The provision for loan losses was $.6 million for the fourth quarter of 2006, compared to ($.2) million for the same period of 2005. Provision expense for 2006 was $1.2 million compared to $1.1 million for 2005. As a result of the evaluation of the loan portfolio, the allowance for loan losses increased slightly to $6.5 million at December 31, 2006, compared to $6.4 million at December 31, 2005. Management believes that the allowance at December 31, 2006 is adequate to provide for probable losses in our loan portfolio.

Non-Interest Income and Non-Interest Expense

Other operating income decreased $.9 million during the fourth quarter of 2006 when compared to the same period of 2005. This decrease was primarily attributable to a decrease in brokerage fees and a decrease in other income due to the prepayment of FHLB advances in the fourth quarter of 2005. This prepayment resulted in a $.8 million gain. For the twelve months of 2006, non-interest income was unchanged when compared to 2005 at $14.1 million.

Non-interest expense for the fourth quarter of 2006 was $8.5 million, compared to $8.9 million for the fourth quarter of 2005, a 4.5% decrease. Other operating expenses increased 2.4% for the year in 2006 when compared to the same time period of 2005. The increases for the year are due to increases in occupancy and equipment expenses and personnel expenses directly related to the growth and expansion of the Bank’s retail network and increased staffing to support our growth objectives.

ABOUT FIRST UNITED CORPORATION

First United Corporation offers full-service banking products and services through its trust company subsidiary, First United Bank & Trust, and consumer finance products through its consumer finance subsidiaries, OakFirst Loan Center, Inc. and OakFirst Loan Center, LLC. The Corporation also offers a full range of insurance products and services to customers in its market areas through First United Insurance Group, LLC. These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia Counties in West Virginia. The Corporation’s website is www.mybankfirstunited.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended					Twelve Months Ended
	unaudited					unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	31-Dec
	2006	2005	2006	2006	2006	2006	2005
EARNINGS SUMMARY
Interest income	$21,193	$18,681	$20,560	$19,539	$18,977	$80,269	$69,756
Interest expense	$10,890	$8,310	$10,380	$9,225	$8,840	$39,335	$29,413
Net interest income	$10,303	$10,371	$10,180	$10,314	$10,137	$40,934	$40,343
Provision for loan and lease losses	$586	$(194)	$499	$157	$(77)	$1,165	$1,078
Noninterest income	$3,711	$4,639	$3,510	$3,304	$3,516	$14,041	$14,088
Noninterest expense	$8,498	$8,879	$8,538	$8,936	$9,518	$35,490	$34,654
Income taxes	$1,467	$2,109	$1,388	$1,481	$1,407	$5,743	$6,548
Net income	$3,463	$4,216	$3,265	$3,044	$2,805	$12,577	$12,151
Cash dividends paid	$1,167	$1,146	$1,166	$1,165	$1,164	$4,662	$4,544

	Three Months Ended
	unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar
	2006	2005	2006	2006	2006
PER COMMON SHARE
Earnings per share
Basic/Diluted	$0.56	$0.69	$0.53	$0.50	$0.46
Book value	$16.09	$15.04	$16.10	$15.34	$15.25
Closing market value	$21.90	$21.24	$21.25	$20.65	$22.83

Common shares
outstanding at period end	6,141,344	6,118,103	6,135,594	6,129,412	6,123,681

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.96%	0.95%	0.93%	0.90%	0.87%
Return on average shareholders'
equity	13.05%	13.61%	12.79%	12.54%	12.12%
Net interest margin	3.52%	3.49%	3.57%	3.59%	3.57%
Efficiency ratio	62.77%	62.67%	64.04%	65.80%	67.93%

PERIOD END BALANCES	31-Dec	31-Dec
	2006	2005

Assets	$1,348,260	$1,310,991
Earning assets	$1,223,822	$1,197,691
Gross loans	$963,656	$960,961
Consumer Real Estate	$373,696	$363,005
Commercial	$408,361	$404,681
Consumer	$181,599	$193,275
Investment securities	$263,272	$230,095
Total deposits	$971,381	$955,854
Noninterest bearing	$120,758	$114,523
Interest bearing	$850,623	$841,331
Shareholders' equity	$98,820	$92,039

CAPITAL RATIOS	31-Dec	31-Dec
Period end capital to risk-	2006	2005
weighted assets:
Tier 1	11.82%	11.47%
Total	12.97%	12.66%

ASSET QUALITY
Net charge-offs for the quarter	$333	$682
Nonperforming assets: (Period End)
Nonaccrual loans	$4,133	$2,393
Restructured loans	$522	$532
Loans 90 days past due
and accruing	$658	$989
Other real estate owned	$23	$133
Total nonperforming assets
and past due loans	$14,788	$11,620
Allowance for credit losses
to gross loans, at period end	0.68%	0.67%
Nonperforming and 90 day past-due loans
to total loans, at period end	0.50%	0.35%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	0.36%	0.26%